Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-234081 on Form S-8 of Powerfleet, Inc. of our report dated June 29, 2026 appearing in this Annual Report on Form 11-K of Powerfleet, Inc. 401(k) Plan (formerly I.D. Systems, Inc. 401(k) Plan) for the year ended December 31, 2025.

/s/ Crowe LLP

Chicago, Illinois

June 29, 2026